EMPLOYMENT AGREEMENT WITH

                                  JOHN HAMERSKI



      This Employment Agreement ("Agreement") is entered into as of the 1st day of April, 2005 (the "Effective Date"), by and between JOHN HAMERSKI (the "EXECUTIVE") and INYX, INC. (the "COMPANY" or the "EMPLOYER"), or together the Parties.

RECITALS:

Whereas, the Company desires to employ the Executive to provide personal services to the Company, and also wishes to provide the Executive with certain compensation and benefits in return for such services; and

Whereas, the Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

Now, therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

1.    EMPLOYMENT

      1.1. GENERAL. The Company hereby employs the Executive in the corporate position of Vice President and Chief Financial Officer, whose responsibilities includes supervising the entire financial reporting and controls functions and corporate governance compliance for the Company and its subsidiary operations, as well as supervising the over all operations of Inyx USA, Ltd., and the Company may assign other reasonable corporate duties to the Executive from time to time. The Executive agrees to perform and discharge such duties well and faithfully, and to be subject to the supervision and direction of Jack Kachkar, Chairman and Chief Executive Officer of the Company ("CEO"), and Jay M. Green, Executive Vice President, or their designee or successor. The Executive acknowledges that this appointment involves the affairs of the Company and its affiliates in Puerto Rico, Toronto and in the United Kingdom. Accordingly, the duties of the employment will require the Executive to spend a majority of his time at the Company's new operations in Puerto Rico and the Company's operations in the United Kingdom. In addition, the Executive will be required to travel to and conduct duties across the United States and in other countries on behalf of the Company and its affiliates.

      1.2. TIME DEVOTED TO POSITION. The Executive, during the Employment Term, shall devote his full business time, attention and skills to the business and affairs of the Employer.

      1.3. CERTIFICATIONS. Whenever the Executive is required by law, rule or regulation or requested by any governmental authority or by the Company or the Company's auditors to provide certifications with respect to financial statements or filings with the Securities and Exchange Commission or any other governmental authority, the Executive shall sign such certifications as may be reasonably requested by such officers, with such exceptions as the Executive deems necessary to make such certifications accurate and not misleading.

2.    COMPENSATION AND BENEFITS

      2.1. SALARY. At all times the Executive is employed hereunder, Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Employer's existing subsidiaries, entities and organizations hereafter formed, organized or acquired by Employer, directly or indirectly (each, a "Subsidiary" and collectively, the "Subsidiaries"), the following: (i) a base salary at the annual rate of $200,000 or at such increased rate as the Board (through its Compensation Committee), in its sole discretion, may hereafter from time to time grant to Executive, subject to adjustments in accordance with Section 2.2 hereof (as so adjusted, the "Base Salary"); and (ii) any additional bonus and the benefits set forth in Sections 2.3, 2.4 and 2.5 hereof. The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations or otherwise.

      2.2. CASH BONUS. Subject to Section 3.3 hereof, the Executive shall be entitled to an annual cash bonus of up to fifty percent (50%) of the Executive's annual based salary, with the bonus amount based upon performance criteria achieved by the Company and the Executive during a twelve (12) month period that are mutually agreed upon by the Company and the Executive at the outset of the 12-month period.

      2.3. STOCK OPTIONS. The Executive shall be entitled to participate in stock option and similar equity plans of Employer. In connection herewith, the Executive will be granted 300,000 options to purchase shares of common stock of the Company with an exercise price equal to the closing price of the Company's common stock on April 1, 2005 on the following basis: 100,000 options to be vested on March 31, 2006,; 100,000 options to be vested on March 31, 2007; and 100,000 options to be vested on March 31, 2008; with all options issued on terms and conditions set forth in the Stock Option Plan of the Company and a Stock Option Agreement with the Executive containing these terms. The Executive shall be entitled to any additional annual stock option grants provided at the discretion of the Board.

2.4.  EXECUTIVE BENEFITS

            2.4.1.EXPENSES. Employer shall promptly reimburse the Executive for properly documented expenses that he may reasonably incur in connection with the performance of his duties including but not limited to, expenses for such items as business entertainment, business travel, hotel and meals that are in accordance with Company policy and approved by the Chairman of the Board and Chief Executive Officer of the Company. Employer shall also reimburse Executive for reasonable home-office expenses incurred by Executive during performance of his duties and responsibilities for the Company, providing such expenses are approved by the CEO of the Company.

            2.4.2.EMPLOYER PLANS. Executive shall be entitled to participate in such employee benefit plans and programs as Employer may from time to time generally offer or provide to executive officers of Employer or its Subsidiaries, including, but not limited to, participation in health and accident, medical and dental plans including any such benefit plans offered by the Subsidiaries where applicable, and profit sharing and retirement plans.

            2.4.3.VACATION. The Executive shall be entitled to one (1) week paid vacation that can be taken between July 1, 2005 and December 31, 2005. Starting in calendar year 2006, Executive shall be entitled to four (4) weeks paid vacation per calendar year. Unused vacation days in any year will have to be taken by March 31st of the following year or will continue to accrue for the benefit of the Executive and payable on termination of employment.

3.    EMPLOYMENT TERM; TERMINATION

      3.1. EMPLOYMENT TERM. The Executive's employment hereunder shall commence on April 1, 2005 and, except as otherwise provided in Section 3.2 hereof, shall continue until March 31, 2006 (the "Initial Term"). Thereafter, this Agreement shall automatically be renewed for successive one-year periods commencing on the 1st day of April of 2006 and of each subsequent year, unless either (i) Employer and Executive agree to a new Employment Agreement, or (ii) Executive or Employer shall have provided a Notice of Termination (as defined in Section 3.4.2 hereof) in respect of its or his election not to renew the Employment Term (in accordance with Sections 3.3.2 and 3.3.3 hereof). Upon non-renewal of the Employment Term pursuant to this Section 3.1 or termination pursuant to Sections
3.2.1 through 3.2.5 hereof, inclusive, Executive shall be released from any duties hereunder (except as set forth in Section 4 hereof) and the obligations of Employer to Executive shall be as set forth in Section 3.3 hereof only.

      3.2. EVENTS OF TERMINATION. The Employment Term shall terminate upon the occurrence of any one or more of the following events:

            3.2.1.DEATH. In the event of Executive's death, the Employment Term shall terminate on the date of his death.

            3.2.2.WITHOUT CAUSE BY EXECUTIVE. Executive may terminate the Employment Term at any time during such Term for any reason whatsoever by giving a Notice of Termination to Employer. The Date of Termination pursuant to this Section 3.2.2 shall be effective the Notice of Termination is given, unless an extended period is agreed to by the parties.

            3.2.3.  DISABILITY.  In the  event  of  Executive's  Disability  (as hereinafter defined), Employer may, at its option, terminate the Employment Term by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given. For purposes of this Agreement, "Disability" means the inability of Executive for ninety (90) days in any twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.

            3.2.4. CAUSE. Employer may, at its option, terminate the Employment Term for "Cause" based on objective factors determined in good faith by the Board of Directors as set forth in a Notice of Termination to Executive specifying the reasons for termination and the failure of the Executive to cure the same within thirty (30) days after Employer shall have given the Notice of Termination; PROVIDED, HOWEVER, that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then the thirty (30) day period shall not apply and the Employment Term shall terminate on the date the Notice of Termination is given. For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of, guilty or no contest plea to a felony (ii) an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct or other conduct that is materially harmful or detrimental to Employer; (iii) a material breach by Executive of this Agreement and the failure of the Executive to cure the same within thirty (30) days; (iv) continuing failure to perform such proper duties as are assigned to Executive in accordance with this Agreement and with law and good business practice, other than a failure resulting from a Disability; or (v)
      Executive  is  found  to have  been  involved  in  regulatory  violations, criminal misconduct, dishonesty or other willful misconduct while previously employed by other employers.

            3.2.5. EMPLOYER RIGHT TO TERMINATE. Employer may terminate this agreement at the end of its Initial Term, provided that Employer shall pay Executive in accordance with payment described in Section 3.3.2 hereof. In addition, Employer may terminate Executive for any reason, with or without cause, prior to end of the Initial Term, by paying Executive the payment described in Section 3.3.2 hereof. In consideration of such payment, and assuming all other payments required hereby have been paid, Executive agrees to provide Employer a general release of any claims relating to such termination or otherwise.

      3.3.  CERTAIN  OBLIGATIONS  OF  EMPLOYER  FOLLOWING   TERMINATION  OF  THE
EMPLOYMENT TERM. Following termination of the Employment Term under the circumstances described below, Employer shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against Employer. In connection with Executive's receipt of any or all monies and benefits to be received pursuant to this Section 3.3, Executive shall not have a duty to seek subsequent employment during the period in which he is receiving severance payments and the Severance Amount (as defined in Section 3.3.2 hereof) shall not be reduced solely as a result of Executive's subsequent employment by an entity other than Employer.

            3.3.1.FOR CAUSE. In the event that the Employment Term is terminated by Employer for Cause, Employer shall pay to Executive, in a single lump-sum, an amount equal to any unpaid but earned Base Salary through the Date of Termination. Any payment made in accordance with this Section
      3.3.1 shall be made at a convenient date no later than fourteen (14) days after the termination date.

            3.3.2. WITHOUT CAUSE BY EMPLOYER; ELECTION NOT TO RENEW BY EXECUTIVE. In the event that the Employment Term is terminated by Employer or Employer elects not to renew this Agreement pursuant to Section 3.2.5 hereof, it shall pay to Executive, subject to Executive's continued compliance with the terms of Section 4 hereof, any unpaid but earned Base Salary through the effective Date of Termination PLUS, an amount equal to three (3) months Base Salary in effect at such applicable time (the "Severance Amount") increased by 1 month for each additional year of service up to a maximum of six (6) months.. Additionally, any Bonuses that are due to the Executive shall be paid by Employer to Executive. In the event that the Employment Term is terminated by Employer without cause prior to the termination date of this Agreement pursuant to Section 3.2.5 hereof, it shall pay to the Executive, subject to the Executive's continued compliance with the terms of Section 4 hereof, , any unpaid but earned Base Salary through the effective Date of Termination PLUS, an amount equal to six (6) months of Base Salary in effect at such applicable time (the "Severance Amount"), increased by 1 month for each additional year of service up to a maximum of twelve (12) months. Additionally, any Bonuses that are due to the Executive shall be paid by Employer to Executive. HOWEVER, if termination of Executive is due to or after a Change of Control (as defined in Section 3.4.3 hereof) of the Employer, the Severance Amount is increased to twenty-four (24) months Base Salary in effect at such applicable time, and any non-vested stock options granted to Executive shall become fully vested at time of such termination date. Any payments made in accordance with this Section 3.3.2 shall be made in a lump-sum payment at a convenient date no later than fourteen
      (14) days after the effective termination date. In consideration of such payment, and assuming all other payments required hereby have been paid, Executive agrees to provide Employer a general release of any claims relating to such termination or otherwise.

            3.3.3.  WITHOUT  CAUSE  BY  EXECUTIVE;  ELECTION  NOT  TO  RENEW  BY
      EXECUTIVE. In the event that the Employment Term is terminated by Executive pursuant to Section 3.2.2 hereof or Executive elects not to renew this Agreement at any time pursuant to Section 3.1 hereof, Employer shall pay to Executive Base Salary through the effective Date of Termination. In addition, Employer shall pay Executive, in a single lump-sum, an amount equal to any unpaid but earned Bonuses through the effective Date of Termination, PROVIDED that the Executive provides Employer with ninety (90) days advance notification in writing of the intent to terminate or not to renew this Agreement.

            3.3.4.DEATH OR DISABILITY. In the event that the Employment Term is terminated by reason of Executive's Disability pursuant to Section 3.2.3 or death pursuant to Section 3.2.1 hereof, Employer shall pay to Executive or his estate, in a single lump sum, an amount equal to any unpaid but earned Bonuses and Base Salary through the effective Date of Termination.

            3.3.5. POST-EMPLOYMENT TERM BENEFITS. In the event of termination for any reason, Employer shall reimburse Executive for any unpaid expenses pursuant to Section 2.5.1 hereof. If Executive is terminated after December 31, 2005, pursuant to Sections 3.2.3 or 3.2.5 hereof, Employer shall pay, on behalf of Executive, for a period equal to three (3) months from the effective Date of Termination (the "Benefits Period"), subject to Executive's continued compliance with the terms of Section 4 hereof, all medical, dental, health and accident, and disability plans and programs other than stock options in which Executive was entitled to participate immediately prior to the effective date of termination, PROVIDED that Executive's continued participation is legally possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, Employer, at its sole cost and expense shall use its commercially reasonable efforts to provide Executive with benefits substantially similar to those that Executive was entitled to receive under such plans and programs for the remainder of the Benefits Period. If Executive is terminated for CAUSE pursuant to Section 3.2.4 hereof, Employer shall pay for no additional benefits after effective date of termination.

            3.3.6.STOCK OPTIONS. Executive shall be entitled to receive the Employer stock options set forth in Section 2.4 hereof and detailed in the attached Stock Option Agreement.

3.4.  DEFINITIONS.

            3.4.1."NOTICE OF TERMINATION" DEFINED. "Notice of Termination" means a written notice that indicates the specific termination provision relied upon by Employer or Executive and, except in the case of termination pursuant to Sections 3.2.1 or 3.2.2 hereof, that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the termination provision so indicated.

            3.4.2."DATE OF TERMINATION" DEFINED. "Date of Termination" means such date as the Employment Term is expired if not renewed or terminated in accordance with Sections 3.1 or 3.2 hereof.

            3.4.3. "CHANGE OF CONTROL" DEFINED. A "Change of Control" of Employer means (i) the approval by the stockholders of the Company of the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company of all or substantially all of its respective assets to a single purchaser or to a group of associated purchasers; (ii) the first purchase of shares of equity securities of the Company pursuant to a tender offer or exchange offer (other than an offer by the Company) for at least fifty (50%) percent of the equity securities of the Company; (iii) the approval by the stockholders of the Company of an agreement for a merger or consolidation in which the Company shall not survive as an independent, publicly-owned corporation; (iv) the acquisition (including by means of a merger) by a single purchaser or a group of associated purchasers of securities of the Company from the Company or any third party representing fifty (50%) percent or more of the combined voting power of the Company's then outstanding equity securities in one or a related series of transactions (other than pursuant to an internal reorganization or transfers of the Executive's interests).

4.    CONFIDENTIALITY AND NONSOLICITATION; PROPERTY RIGHTS

      4.1. "CONFIDENTIAL INFORMATION" DEFINED. "Confidential Information" means any and all information (oral or written) relating to Employer or any Subsidiary or any entity controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive confirms that all restrictions in this Section are reasonable and valid and waives all defenses to the strict enforcement thereof.

      4.2. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

      4.3. CERTAIN ACTIVITIES. The Executive shall not, while employed by the Company and for a period of one (1) year following the Date of Termination, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries.

      4.4. NON-COMPETITION. The Executive shall not, while employed by the Company and for a period of one (1) year following the Date of Termination, engage or participate, directly or indirectly (whether as an officer, director, employee, partner, consultant, shareholder, lender or otherwise), in any business that manufactures, markets or sells products that directly competes with any product of the Employer that is significant to the Employer's business based on sales and/or profitability of any such product as of the Date of Termination. Nothing herein shall prohibit Executive from being a passive owner of less than 1% of any publicly-traded class of capital stock of any entity directly engaged in a competing business.

      4.5. PROPERTY RIGHTS; ASSIGNMENT OF INVENTIONS. With respect to information, inventions and discoveries or any interest in any copyright and/or other property right developed, made or conceived of by Executive, either alone or with others, at any time during his employment by Employer and whether or not within working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, Employer is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby agrees:

             (a) that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Employer;

             (b) to disclose promptly to an authorized representative of Employer all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive's possession as to possible applications and uses thereof;

             (c) not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Employer (other than Executive);

             (d) that Executive hereby waives and releases any and all rights Executive may have in and to such information, inventions and discoveries, and hereby assigns to Executive and/or its nominees all of Executive's right, title and interest in them, and all Executive's right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for him and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

             (e) at the request of Employer, and without expense to Executive, to execute such documents and perform such other acts as Employer deems necessary or appropriate, for Employer to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Employer, and to assign to Employer or its designee such inventions and any and all patent applications and patents relating thereto.

      4.6. INJUNCTIVE RELIEF. The parties hereby acknowledge and agree that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (b) monetary damages will not be an adequate remedy for any such breach; (c) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 4.

      4.7. NON-EXCLUSIVITY AND SURVIVAL. The covenants of the Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any termination of the Employment Term by either party and any investigation made with respect to the breach thereof by Employer at any time.

5.    MISCELLANEOUS PROVISIONS.

      5.1. SEVERABILITY. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

      5.2. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

      5.3. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or telecopy (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Employer, to:

Inyx, Inc.
825 Third Avenue, 40th Floor
New York, NY 10022
Attention:  Chairman and Chief Executive Officer
Facsimile No.: 212-838-0060


If to Executive, to:

John Hamerski
3101 South Ocean Blvd.
Highland Beach, FL 33487
Facsimile No.: 561-266-5997

Or to such other address(es) as a party hereto shall have designated by notice in writing to the other parties hereto.

      5.4. AMENDMENT. No provision of this Agreement may be modified, amended, waived, or discharged in any manner except by a written instrument executed by both the Employer and the Executive.

      5.5. ENTIRE AGREEMENT. This Agreement and, with respect to Section 3.3.6 hereof, Executive's Stock Option Agreements and the governing stock option plans, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings of the parties hereto, oral or written.

      5.6. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed therein, without regard to principles of conflicts of laws.

      5.7. HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

      5.8. BINDING EFFECT; SUCCESSORS AND ASSIGNS. The Executive may not delegate any of his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

      5.9. WAIVER, ETC. The failure of either of the parties hereto to, at any time, enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

      5.10. CAPACITY, ETC. Executive and Employer hereby represent and warrant to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation in accordance with its terms.

      5.11. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in arbitration conducted in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded. In any arbitration proceeding, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, its attorneys' fees and expenses of the proceeding.

      IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.



INYX, INC.
By:

/s/ Jay M. Green
-----------------------------

Jay M. Green
Executive Vice President




JOHN HAMERSKI



/s/ John Hamerski
-----------------------------